Exhibit 99
Company Contact:
Steven M. Klein
Chief Operating & Financial Officer
Tel: (732) 499-7200 ext. 2510
FOR IMMEDIATE RELEASE
NORTHFIELD BANCORP, INC. ANNOUNCES
THIRD QUARTER 2011 RESULTS
NOTABLE ITEMS INCLUDE:
•	EARNINGS PER SHARE SOLID
O	QUARTERLY EPS UP 50% OVER 3RD QUARTER 2010

O	NINE MONTH EPS UP 33% OVER PRIOR YEAR PERIOD
•	LOAN ACTIVITY ROBUST
O	LOANS HELD FOR INVESTMENT, NET, INCREASED $62.7 MILLION, OR 6.9%, TO $965.3 MILLION FROM THE SECOND QUARTER OF 2011

O	YEAR TO DATE, LOANS HELD-FOR-INVESTMENT, NET INCREASED $137.7 MILLION, OR 16.6%, FOR AN ANNUALIZED RATE OF 22.2%

O	NET INTEREST MARGIN INCREASED 6 BASIS POINTS DURING THIRD QUARTER AS COMPARED TO THE SECOND QUARTER OF 2011
•	TOTAL NON-ACCRUING LOANS AND NON-PERFORMING LOANS DECREASED TO THEIR LOWEST LEVEL OF 2011 AND BELOW DECEMBER 31, 2010 LEVELS

•	DEPOSITS YEAR TO DATE INCREASED $82.0 MILLION, OR 6.0% TO $1,455 BILLION

•	CAPITAL REMAINS STRONG AT 16.7% OF TOTAL ASSETS

•	CASH DIVIDEND OF $0.06 PER SHARE DECLARED
AVENEL, NEW JERSEY, OCTOBER 26, 2011...NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK-News), ), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.09 and $0.32 for the quarter and nine months ended September 30, 2011, respectively as compared to $0.06 and $0.24 for the quarter and nine months ended September 30, 2010, respectively. Earnings for the comparable 2010 periods included after tax expenses of approximately $1.2 million, or $0.03 per share, related to the Company’s postponed second step offering as well as a $0.02 per share benefit related to a change in New York State and City tax law related to bad debt reserves.
“Strong loan growth and improving loan quality continue to fuel solid earnings,” said Chairman and CEO, John W. Alexander. “While we have increased net interest income year over year,” he continued, “lower loan and investment security yields are resulting in overall declining net interest margins. Pressures on net interest margins are likely to continue as banks compete for quality loans when demand is weak, and seek to invest excess liquidity when the supply of quality investments is limited. In the current rate and economic environment, it is difficult to envision this trend reversing in the near term.”
Mr. Alexander continued, “Northfield remains highly capitalized with strong liquidity. We recently implemented our third stock repurchase program which has allowed us to utilize excess capital and liquidity while also enhancing long-term shareholder value. Year to date our deposits have increased approximately six percent and on October 14, 2011, we completed a purchase and assumption agreement with the Federal Deposit Insurance Corporation and acquired all the deposits, and essentially all the assets of First State Bank, located in Cranford, New Jersey. This in-market acquisition included branches in Cranford and Westfield, New Jersey, with approximately $188.2 million in total deposits, and $132.4 million in total loans at October 14, 2011. We now have 23 branches in our retail network following the opening of our newest Brooklyn branch in early June. Our expansion continues with six branches in various stages of construction — three in Brooklyn, one in Staten Island, and two in New Jersey.”

Mr. Alexander continued, “I am pleased to announce that the Board of Directors has declared a quarterly cash dividend of $0.06 per common share, payable on November 23, 2011, to stockholders of record as of November 9, 2011.”
Financial Condition
Total assets increased $83.9 million, or 3.7%, to $2.3 billion at September 30, 2011, from $2.2 billion at December 31, 2010. The increase was primarily attributable to an increase in loans held for investment, net, of $137.7 million, or 16.6%. This increase was partially offset by decreases in securities available for sale of $38.2 million and interest-bearing deposits in other financial institutions of $10.8 million.
Loans held for investment, net, totaled $965.3 million at September 30, 2011, as compared to $827.6 million at December 31, 2010. The increase was primarily in multi-family real estate loans, which increased $136.4 million, or 48.1%, to $420.0 million at September 30, 2011, from $283.6 million at December 31, 2010. Insurance premium loans increased $13.3 million, or 29.9%, to $57.8 million, commercial real estate loans increased $726,000, or 0.2% to $340.0 million and home equity loans increased $2.0 million, or 7.0%, to $30.1 million at September 30, 2011. These increases were partially offset by decreases in one-to-four family residential, land and construction, and commercial and industrial loans. Currently, management is focused on originating multi-family loans, with less emphasis on other loan types.
The Company’s securities portfolio totaled $1.2 billion at September 30, 2011, compared to $1.3 billion at December 31, 2010. At September 30, 2011, $1.1 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.” The private label securities had an amortized cost of $44.3 million and an estimated fair value of $45.3 million at September 30, 2011. These private label securities were in a net unrealized gain position of $1.0 million at September 30, 2011, consisting of gross unrealized gains of $2.1 million and gross unrealized losses of $1.1 million. In addition to the above mortgage-backed securities, the Company held $127.4 million in securities issued by corporate entities which were all rated investment grade at September 30, 2011, and $8.5 million of equity investments in mutual funds, which focus on investments that qualify under the Community Reinvestment Act and money market mutual funds.
Of the $44.3 million of private label securities, two securities with an estimated fair value of $8.2 million (amortized cost of $9.2 million) were rated less than investment grade at September 30, 2011. One of the two securities was rated C and the other security was rated Caa2. The ratings of the securities detailed above represent the lowest rating for each security received from the rating agencies of Moody’s, Standard & Poor’s, and Fitch. The Company continues to receive principal and interest payments in accordance with the contractual terms of these securities. Management has evaluated, among other things, delinquency status, location of collateral, estimated prepayment speeds, and the estimated default rates and loss severity in liquidating the underlying collateral for the securities rated below investment grade at September 30, 2011. As a result of management’s evaluation of these securities, the Company recognized other-than-temporary impairment of $991,000 on the securities rated below investment grade for the nine months ended September 30, 2011. Since management does not have the intent to sell the securities, and believes it is more likely than not the Company will not be required to sell the securities, before its anticipated recovery, the credit component of $248,000 was recognized in earnings for the nine months ended September 30, 2011, and the non-credit component of $743,000 was recorded as a component of accumulated other comprehensive income, net of tax. All other unrealized losses within the Company’s investment portfolio were deemed to be temporary at September 30, 2011, and as such, were recorded as a component of accumulated other comprehensive income, net of tax.
During the three months ended March 31, 2011, the Company recognized an other-than-temporary impairment charge on an equity investment in a mutual fund. The investment had been in a continuous loss position for approximately ten months, and as a result of management’s evaluation of this security, the Company believed that the unrealized loss of $161,000 was other-than-temporary, and as such, recognized this charge in earnings during the three months ended March 31, 2011. There was no further impairment during the nine months ended September 30, 2011.

Interest-bearing deposits in other financial institutions totaled $23.2 million at September 30, 2011, as compared to $34.0 million at December 31, 2010. The Company routinely maintains liquid assets in interest-bearing accounts in other well-capitalized financial institutions.
Total liabilities increased $90.4 million from December 31, 2010. The increase was primarily attributable to an increase in deposits of $82.0 million, or 6.0%, and an increase in borrowings of $63.1 million, or 16.1%, partially offset by a decrease of $57.0 million in amounts due to securities brokers for securities purchased but not settled at period end.
The increase in deposits for the nine months ended September 30, 2011 was due in part to an increase in transaction accounts of $98.1 million, or 20.4% as compared to December 31, 2010. In addition, certificates of deposit (issued by the Bank) increased $117.6 million, or 3.6%, from December 31, 2010 to September 30, 2011. These increases were partially offset by a decrease in savings accounts of $4.4 million, or 1.3% as compared to December 31, 2010 and a decrease of $29.4 million in short-term certificates of deposit originated through the CDARS® Network. Deposits originated through the CDARS® Network totaled $39.0 million at September 30, 2011, and $68.4 million at December 31, 2010. The Company utilizes the CDARS® Network as a cost effective alternative to other short-term funding sources. The increase in borrowings was primarily the result of the Company taking advantage of the current lower interest rate market to reduce interest rate risk, partially offset by maturities during the nine months ended September 30, 2011. The decrease in due to securities brokers was the result of $13.7 million of security purchases occurring prior to September 30, 2011, and settling after quarter end, as compared to $70.7 million at December 31, 2010.
Total stockholders’ equity decreased by $6.4 million to $390.3 million at September 30, 2011, from $396.7 million at December 31, 2010. The decrease was primarily due to $28.2 million in stock repurchases and the payment of approximately $2.8 million in cash dividends. These decreases were partially offset by net income of $13.0 million for the nine months ended September 30, 2011, and an increase of $2.6 million in additional paid-in capital primarily related to the recognition of compensation expense associated with equity awards, and an increase in accumulated other comprehensive income of $8.5 million for the nine months ended September 30, 2011. In October 2011, Northfield Bancorp, MHC received a letter of non-objection from the Federal Reserve Bank of Philadelphia for Northfield Bancorp, MHC to waive its right to receive dividends from Northfield Bancorp, Inc. for the quarters ending September 30, 2011, December 31, 2011 and March 31, 2012.
Northfield Bank’s (the Company’s wholly-owned subsidiary) Tier 1 (core) capital ratio was approximately 13.54%, September 30, 2011. The Bank’s total risk-based capital ratio was approximately 26.52% at the same date. These ratios continue to significantly exceed the required regulatory capital ratios necessary to be considered “well capitalized” under current federal capital regulations. Northfield Bancorp, Inc’s consolidated average total equity as a percentage of average total assets was 17.24% for the nine months ended September 30, 2011, as compared to 18.92% for the nine months ended September 30, 2010.
Asset Quality
Nonperforming loans totaled $53.4 million (5.5% of total loans) as compared to $58.0 million (6.4% of total loans) at June 30, 2011, $56.7 million (6.6% of total loans) at March 31, 2011, $60.9 million (7.4% of total loans) at December 31, 2010 and $55.4 million (6.9% of total loans) at September 30, 2010. The following table also shows, for the same dates, troubled debt restructurings on which interest is accruing, and accruing loans delinquent 30 to 89 days (dollars in thousands).

	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
Non-accruing loans	$28,035	$29,036	$31,662	$39,303	$37,882
Non-accruing loans subject to restructuring agreements	23,763	26,994	24,136	19,978	17,261

Total non-accruing loans	51,798	56,030	55,798	59,281	55,143
Loans 90 days or more past due and still accruing	1,595	1,987	876	1,609	248

Total non-performing loans	53,393	58,017	56,674	60,890	55,391
Other real estate owned	34	118	521	171	171

Total non-performing assets	$53,427	$58,135	$57,195	$61,061	$55,562

Loans subject to restructuring agreements and still accruing	$18,355	$15,622	$12,259	$11,198	$11,218

Accruing loans 30 to 89 days delinquent	$30,973	$14,169	$14,551	$19,798	$35,190
Total Non-Accruing Loans
Total non-accruing loans decreased $7.5 million, to $51.8 million at September 30, 2011, from $59.3 million at December 31, 2010. This decrease was primarily attributable to the following loan types being returned to accrual status during the nine months ended September 30, 2011: $1.8 million of multifamily loans, $6.7 million of commercial real estate loans, and $332,000 of one-to-four family residential loans. Loans returned to accrual status were current as to principal and interest, and factors indicating doubtful collection no longer existed, including the borrower’s performance under the original loan terms for at least six months. Non-accrual loans also decreased as a result of $613,000 of pay-offs, the transfer of a $376,000 commercial real estate loan to other real estate owned, $1.5 million of charge-offs, and principal pay-downs of approximately $3.2 million. The above decreases in non-accruing loans during the nine months ended September 30, 2011, were partially offset by the following loan types being placed on non-accrual status during the nine months ended September 30, 2011: $3.5 million of commercial real estate loans, $1.1 million of commercial and industrial loans, $405,000 of construction and land loans, home equity loans of $155,000, and $1.7 million of one-to-four family loans.
Delinquency Status of Total Non-accruing Loans
Generally, loans are placed on non-accrual status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have a minimum of six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent, and still be in a non-accruing status.

The following tables detail the delinquency status of non-accruing loans at September 30, 2011 and December 31, 2010 (dollars in thousands).

	September 30, 2011
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$21,803	$1,608	$17,219	$40,630
One -to- four family residential	553	561	1,533	2,647
Construction and land	2,081	—	875	2,956
Multifamily	—	—	2,963	2,963
Home equity and lines of credit	—	—	334	334
Commercial and industrial loans	558	91	1,516	2,165
Insurance premium loans	—	—	103	103

Total non-accruing loans	$24,995	$2,260	$24,543	$51,798

	December 31, 2010
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$13,679	$15,050	$17,659	$46,388
One -to- four family residential	135	770	370	1,275
Construction and land	2,152	1,860	1,110	5,122
Multifamily	1,824	927	2,112	4,863
Home equity and lines of credit	—	—	181	181
Commercial and industrial loans	—	267	1,056	1,323
Insurance premium loans	—	—	129	129

Total non-accruing loans	$17,790	$18,874	$22,617	$59,281

Loans Subject to Restructuring Agreements
Included in non-accruing loans are loans subject to restructuring agreements totaling $23.8 million and $20.0 million at September 30, 2011, and December 31, 2010, respectively. At September 30, 2011, $22.2 million, or 93.3% of the $23.8 million were performing in accordance with their restructured terms.
The Company also holds loans subject to restructuring agreements, and still accruing, which totaled $18.4 million and $11.2 million at September 30, 2011 and December 31, 2010, respectively. At September 30, 2011, $12.6 million, or 68.9% of the $18.4 million were performing in accordance with their restructured terms.
The following table details the amounts and categories of the loans subject to restructuring agreements by loan type as of September 30, 2011 and December 31, 2010 (dollars in thousands).

	At September 30, 2011		At December 31, 2010
	Non-Accruing	Accruing	Non-Accruing	Accruing
Troubled debt restructurings:
Real estate loans:
Commercial	$20,144	$13,452	$13,138	$7,879
One- to four-family residential	497	2,385	—	1,750
Construction and land	2,081	72	4,012	—
Multifamily	491	1,556	2,327	1,569
Commercial and industrial	550	890	501	—

Total	$23,763	$18,355	$19,978	$11,198

Performing in accordance with restructured terms	93.27%	68.82%	61.03%	100.00%

Payments were received subsequent to September 30, 2011, to bring all accruing TDRs current.
Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned
Loans 90 days or more past due and still accruing decreased $14,000 at September 30, 2011 to remain relatively the same as the $1.6 million recorded at December 31, 2010. Loans 90 days or more past due and still accruing at September 30, 2011, are considered well-secured and in the process of collection or past maturity, paying interest in accordance with original loan terms, and in the process of renewal.
Other real estate owned amounted to $34,000 at September 30, 2011, as compared to $171,000 at December 31, 2010.
Delinquency Status of Accruing Loans 30-89 Days Delinquent
Loans 30 to 89 days delinquent and on accrual status at September 30, 2011, totaled $31.0 million, an increase of $11.2 million, from the December 31, 2010 balance of $19.8 million. The following tables set forth delinquencies for accruing loans by type and by amount at September 30, 2011 and December 31, 2010 (dollars in thousands).

	September 30, 2011
	30 to 89 Days	90 Days and Over	Total
Real estate loans:
Commercial	$12,595	$—	$12,595
One- to four-family residential	4,925	—	4,925
Construction and land	3,072	—	3,072
Multifamily	8,006	—	8,006
Home equity and lines of credit	100	1,491	1,591
Commercial and industrial loans	1,633	104	1,737
Insurance premium loans	606	—	606
Other loans	36	—	36

Total delinquent accruing loans	$30,973	$1,595	$32,568

Approximately 70% of the loans in the 30-89 Days table above made payments subsequent to September 30, 2011, to bring them to below 30 days past due.

	December 31, 2010
	30 to 89 Days	90 Days and Over	Total
Real estate loans:
Commercial	$8,970	$—	$8,970
One- to four-family residential	2,575	1,108	3,683
Construction and land	499	404	903
Multifamily	6,194	—	6,194
Home equity and lines of credit	262	59	321
Commercial and industrial loans	536	38	574
Insurance premium loans	660	—	660
Other loans	102	—	102

Total delinquent accruing loans	$19,798	$1,609	$21,407

Results of Operations
Comparison of Operating Results for the Three Months Ended September 30, 2011 and 2010
Net income increased $1.3 million, or 54.3%, to $3.7 million for the quarter ended September 30, 2011, as compared to $2.4 million for the quarter ended September 30, 2010, due primarily to an increase of $599,000 in net interest income, a $1.4 million decrease in the provision for loan losses and a $1.4 million decrease in non-interest expense, partially offset by a decrease in non-interest income of $261,000 and an increase of $1.8 million in income tax expense. 2010 third quarter results include a pre-tax charge of $1.8 million related to the postponed second-step offering and a $738,000 benefit for the reversal of deferred tax liabilities due to a change in New York State and City tax law related to bad debt reserves.
Net interest income increased $599,000, or 3.8%, as interest-earning assets increased by 6.7% to $2.2 billion. The general decline in interest rates has resulted in yields earned on interest earning assets declining seven basis points to 4.14% for the current quarter as compared to 4.21% for the prior year comparable period, while rates paid on interest-bearing liabilities decreased one basis point to 1.44% for the current quarter as compared to 1.45% for the prior year comparable period. The weighted average contractual rate on our loan portfolio has declined 22 basis points from 6.05% at December 31, 2010, to 5.83% at September 30, 2011. The quarter ended September 30, 2011, included prepayment loan income of $331,000 compared to $11,000 for the quarter ended September 30, 2010. The increase in average interest earning assets was due primarily to increases in average loans outstanding of $149.1 million, $89.2 million in mortgage-backed securities and $32.0 million in interest-earning assets in other financial institutions, partially offset by a decrease in other securities of $135.4 million. Other securities consist primarily of investment-grade shorter-term corporate bonds, and government-sponsored enterprise bonds.
Non-interest income decreased $261,000, or 17.4%, to $1.2 million for the quarter ended September 30, 2011, as compared to $1.5 million for the quarter ended September 30, 2010. This decrease was primarily a result of a $694,000 decrease in (loss) gain on security sales, with $271,000 in losses on security sales for the current year quarter as compared to $423,000 in gains for the comparable quarter in 2010, this was partially offset by a $109,000 increase in fees and service charges for customer services, a $184,000 increase of income earned on bank owned life insurance, generated by increased cash surrender values, primarily resulting from higher levels of bank owned life insurance and a $154,000 decrease in other-than- temporary credit impairment charge on securities. The Company routinely sells securities when market pricing presents, in management’s assessment, an economic benefit that outweighs holding such securities, and when smaller balance securities become cost prohibitive to carry.
Non-interest expense decreased $1.4 million, or 12.4%, for the quarter ended September 30, 2011, as compared to the quarter ended September 30, 2010, due primarily to professional fees decreasing $1.8 million resulting from the expensing of approximately $1.8 million in costs incurred for the Company’s postponed, second-step stock offering in the prior year quarter, this was partially offset by an increase in occupancy expense of $357,000, or 26.9%, primarily due to increases in rent and amortization of leasehold improvements relating to new branches and the renovation of existing branches.

The provision for loan losses was $2.0 million for the quarter ended September 30, 2011; a decrease of $1.4 million, or 41.1%, from the $3.4 million provision recorded in the quarter ended September 30, 2010. The decrease in the provision for loan losses in the current quarter was due primarily to a shift in the composition of our loan portfolio to multi-family loans, which generally require lower general reserves than other commercial real estate loans, decreases in charge-offs and decreases in non-performing loans, partially offset by increased loan originations during the quarter ended September 30, 2011, as compared to the quarter ended September 30, 2010. During the quarter ended September 30, 2011, the Company recorded net charge-offs of $17,000 compared to net charge-offs of $1.6 million for the quarter ended September 30, 2010.
The Company recorded income tax expense of $2.0 million for the quarter ended September 30, 2011 compared to $215,000 for the quarter ended September 30, 2010. The effective tax rate for the quarter ended September 30, 2011, was 35.5%, as compared to 8.2% for the quarter ended September 30, 2010. The increase in the effective tax rate was primarily a result of a $738,000 benefit for the reversal of deferred tax liabilities relating to a change in New York State and City tax law related to bad debt reserves in the third quarter of 2010.
Comparison of Operating Results for the Nine Months Ended September 30, 2011 and 2010
Net income increased $3.0 million, or 30.6%, to $13.0 million for the nine months ended September 30, 2011, as compared to $10.0 million for the nine months ended September 30, 2010, due primarily to an increase of $1.7 million in net interest income, an increase in non-interest income of $1.4 million, and a $3.0 million decrease in the provision for loan losses, partially offset by an increase of $574,000 in non-interest expense, and an increase of $2.6 million in income tax expense.
Net interest income increased $1.7 million, or 3.8%, as interest-earning assets increased by 8.7% to $2.2 billion. The general decline in interest rates has resulted in yields earned on interest earning assets declining 19 basis points to 4.16% for the current nine-months as compared to 4.35% for the prior year comparable period, while rates paid on interest-bearing liabilities decreased 11 basis points to 1.46% for the current nine months as compared to 1.57% for the prior year comparable period. The nine months ended September 30, 2011, included prepayment loan income of $494,000 compared to $22,000 for the nine months ended September 30, 2010. The increase in average interest earning assets was due primarily to increases in average loans outstanding of $125.2 million and $161.1 million in mortgage-backed securities, partially offset by decreases in other securities and interest-earning assets in other financial institutions. Other securities consist primarily of investment-grade shorter-term corporate bonds, and government-sponsored enterprise bonds.
Non-interest income increased $1.4 million, or 28.5%, to $6.5 million for the nine months ended September 30, 2011, as compared to $5.1 million for the nine months ended September 30, 2010. This increase was primarily a result of an $805,000 increase in gains on security sales, with $2.4 million in gains on security sales for the current nine months as compared to $1.6 million for the comparable nine months in 2010, a $261,000 increase in fees and service charges for customer services, and a $733,000 increase in income earned on bank owned life insurance, generated by increased cash surrender values, primarily resulting from higher levels of bank owned life insurance. The Company routinely sells securities when market pricing presents, in management’s assessment, an economic benefit that outweighs holding such securities, and when smaller balance securities become cost prohibitive to carry. These increases were partially offset by a $409,000 other-than-temporary credit impairment charge recognized on two private label mortgage backed securities and an equity mutual fund and a decrease of $95,000 in other income.
Non-interest expense increased $574,000 million, or 2.0%, for the nine months ended September 30, 2011, as compared to the nine months ended September 30, 2010, due primarily to compensation and employee benefits expense increasing $1.3 million which resulted primarily from increases in employees related to additional branch and operations personnel, and to a lesser extent, salary adjustments effective January 1, 2011. Occupancy expense increased $797,000, or 21.5%, over the same time period, primarily due to increases in rent and amortization of leasehold improvements relating to new branches and the renovation of existing branches. This was partially offset by decreased professional fees of $1.6 million, resulting from the expensing of approximately $1.8 million in costs incurred for the Company’s postponed, second-step stock offering in the prior year partially offset by increased costs related to loan workouts.
The provision for loan losses was $5.1 million for the nine months ended September 30, 2011; a decrease of $3.0 million, or 37.0%, from the $8.1 million provision recorded in the nine months ended September 30, 2010. The decrease in the provision for loan losses in the current nine months was due primarily to a shift in the composition of our loan portfolio to multi-family loans, which generally require lower general reserves than other commercial real estate loans, decreases in charge-offs, and decreases in non-performing loans, partially offset by increased loan originations during the nine months ended September 30, 2011, as compared to the nine months ended September 30, 2010. During the nine months ended September 30, 2011, the Company recorded net charge-offs of $1.4 million compared to net charge-offs of $2.6 million for the nine months ended September 30, 2010.
The Company recorded income tax expense of $7.0 million and $4.4 million for the nine months ended September 30, 2011, and 2010, respectively. The effective tax rate for the nine months ended September 30, 2011, was 34.9%, as compared to 30.6% for the nine months ended September 30, 2010. The increase in the effective tax rate was primarily a result of a $738,000 benefit for the reversal of deferred tax liabilities due to a change in New York State and City tax law related to bad debt reserves in the third quarter of 2010.
About Northfield Bank
Northfield Bank, founded in 1887, operates 23 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.
(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At	At
	September 30, 2011	December 31, 2010
Selected Financial Condition Data:
Total assets	$2,331,113	$2,247,167
Cash and cash equivalents	33,504	43,852
Trading securities	3,902	4,095
Securities available for sale, at estimated fair value	1,206,069	1,244,313
Securities held to maturity	4,130	5,060
Loans held-for-investment, net	965,257	827,591
Allowance for loan losses	(25,503)	(21,819)
Net loans held-for-investment	939,754	805,772
Non-performing loans (1)	53,393	60,890
Other real estate owned	34	171
Bank owned life insurance	77,040	74,805
Federal Home Loan Bank of New York stock, at cost	9,531	9,784

Borrowed funds	454,346	391,237
Deposits	1,454,827	1,372,842
Total liabilities	1,940,859	1,850,450
Total stockholders’ equity	$390,254	$396,717

Total shares outstanding	41,220,491	43,316,021

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Selected Operating Data:
Interest income	$22,719	$21,682	$67,155	$64,721
Interest expense	6,442	6,004	19,278	18,577

Net interest income before provision for loan losses	16,277	15,678	47,877	46,144
Provision for loan losses	2,000	3,398	5,117	8,126

Net interest income after provision for loan losses	14,277	12,280	42,760	38,018
Non-interest income	1,240	1,501	6,539	5,090
Non-interest expense	9,786	11,171	29,323	28,749

Income before income tax expense	5,731	2,610	19,976	14,359
Income tax expense	2,035	215	6,963	4,397

Net income	$3,696	$2,395	$13,013	$9,962

Basic earnings per share (2)	$0.09	$0.06	$0.32	$0.24

Diluted earnings per share (2)	$0.09	$0.06	$0.32	$0.24

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three				At or For the Nine
	Months Ended				Months Ended
	September 30,				September 30,
	2011		2010		2011		2010
Selected Financial Ratios:
Performance Ratios (3) :
Return on assets (ratio of net income to average total assets)	0.63%		0.44%		0.76%		0.63%
Return on equity (ratio of net income to average equity)	3.71		2.36		4.39		3.35
Average equity to average total assets	17.03		18.57		17.24		18.92
Interest rate spread	2.70		2.76		2.70		2.78
Net interest margin	2.96		3.05		2.96		3.10
Efficiency ratio(4)	55.86		65.03		53.89		56.11
Non-interest expense to average total assets	0.42		2.04		1.27		1.83
Average interest-earning assets to average interest-bearing liabilities	122.65		124.70		122.17		125.63
Asset Quality Ratios:
Non-performing assets to total assets	2.29		2.53		2.29		2.53
Non-performing loans to total loans held for investment, net	5.52		6.90		5.52		6.90
Allowance for loan losses to non-performing loans	47.76		37.78		47.76		37.78
Allowance for loan losses to total loans	2.64		2.61		2.64		2.61
Annualized net charge-offs to total average loans	0.01		0.80		0.22		0.46
Provision for loan losses as a multiple of net charge-offs	115.34	x	2.14	x	3.57	x	3.11	x

(1)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in loans held-for-investment, net.

(2)	Basic net income per common share is calculated based on 39,913,992 and 41,341,567 average shares outstanding for the three months ended September 30, 2011, and September 30, 2010, respectively. Basic net income per common share is calculated based on 40,532,972 and 41,422,228 average shares outstanding for the nine months ended September 30, 2011, and September 30, 2010, respectively. Diluted earnings per share is calculated based on 40,363,678 and 41,498,622 average shares outstanding for the three months ended September 30, 2011 and September 30, 2010, respectively. Diluted earnings per share is calculated based on 40,957,244 and 41,701,476 average shares outstanding for the nine months ended September 30, 2011 and September 30, 2010, respectively.

(3)	Annualized when appropriate.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Quarter Ended September 30,
	2011			2010
	Average		Average	Average		Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Interest-earning assets:
Loans (5)	$942,701	$14,044	5.91%	$793,600	$11,908	5.95%
Mortgage-backed securities	1,047,610	7,746	2.93	958,409	8,144	3.37
Other securities	120,754	781	2.57	256,146	1,537	2.38
Federal Home Loan Bank of New York stock	9,508	113	4.72	7,426	75	4.01
Interest-earning deposits in financial institutions	58,527	35	0.24	26,541	18	0.27

Total interest-earning assets	2,179,100	22,719	4.14	2,042,122	21,682	4.21
Non-interest-earning assets	143,639			125,438

Total assets	$2,322,739			$2,167,560

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$732,128	$1,155	0.63	$673,243	$1,223	0.72
Certificates of deposit	602,257	1,956	1.29	626,309	1,974	1.25

Total interest-bearing deposits	1,334,385	3,111	0.92	1,299,552	3,197	0.98
Borrowed funds	442,239	3,331	2.99	338,094	2,807	3.29

Total interest-bearing liabilities	1,776,624	6,442	1.44	1,637,646	6,004	1.45
Non-interest bearing deposit accounts	135,355			115,614
Accrued expenses and other liabilities	15,086			11,704

Total liabilities	1,927,065			1,764,964
Stockholders’ equity	395,674			402,596

Total liabilities and stockholders’ equity	$2,322,739			$2,167,560

Net interest income		$16,277			$15,678

Net interest rate spread (2)			2.70			2.76
Net interest-earning assets (3)	$402,476			$404,476

Net interest margin (4)			2.96%			3.05%
Average interest-earning assets to interest-bearing liabilities			122.65			124.70

(1)	Average yields and rates for the three months ended September 30, 2011, and 2010 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	Includes non-accruing loans.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Nine Months Ended September,
		(2011		2010
	Average		Average	Average		Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Interest-earning assets:
Loans (5)	$887,201	$39,296	5.92%	$761,969	$34,299	6.02%
Mortgage-backed securities	1,081,940	24,838	3.07	920,864	25,452	3.70
Other securities	130,081	2,538	2.61	245,731	4,605	2.51
Federal Home Loan Bank of New York stock	10,145	343	4.52	6,661	233	4.68
Interest-earning deposits in financial institutions	51,354	140	0.36	53,250	132	0.33

Total interest-earning assets	2,160,721	67,155	4.16	1,988,475	64,721	4.35
Non-interest-earning assets	137,820			114,515

Total assets	$2,298,541			$2,102,990

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$709,471	$3,453	0.65	$668,854	$3,907	0.78
Certificates of deposit	581,077	5,946	1.37	590,303	6,624	1.50

Total interest-bearing deposits	1,290,548	9,399	0.97	1,259,157	10,531	1.12
Borrowed funds	478,066	9,879	2.76	323,654	8,046	3.32

Total interest-bearing liabilities	1,768,614	19,278	1.46	1,582,811	18,577	1.57
Non-interest bearing deposit accounts	122,089			112,777
Accrued expenses and other liabilities	11,519			9,431

Total liabilities	1,902,222			1,705,019
Stockholders’ equity	396,319			397,971

Total liabilities and stockholders’ equity	$2,298,541			$2,102,990

Net interest income		$47,877			$46,144

Net interest rate spread (2)			2.70			2.78
Net interest-earning assets (3)	$392,107			$405,664

Net interest margin (4)			2.96%			3.10%
Average interest-earning assets to interest-bearing liabilities			122.17			125.63

(1)	Average yields and rates for the nine months ended September 30, 2011, and 2010 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	Includes non-accruing loans.
* * * * *